UNITED STATES
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HUDSON GLOBAL, INC.
(Name of Registrant as Specified in Its Charter)

LONE STAR VALUE INVESTORS, LP LONE STAR VALUE INVESTORS GP, LLC LONE STAR VALUE MANAGEMENT, LLC JEFFREY E. EBERWEIN BRADLEY L. RADOFF RICHARD K. COLEMAN, JR.
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Lone Star Value Management, LLC, together with the other participants named herein (collectively, “Lone Star Value”), has made a definitive filing with the Securities and Exchange Commission of a proxy statement and an accompanying GOLD proxy card to be used to solicit votes for the election of Lone Star Value’s slate of two highly-qualified director nominees to the Board of Directors of Hudson Global, Inc., a Delaware corporation (the “Company”), at the Company’s upcoming 2014 annual meeting of stockholders, or any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof.

On April 29, 2014, Lone Star Value issued the following press release:

LONE STAR VALUE ISSUES OPEN LETTER TO HUDSON GLOBAL SHAREHOLDERS

Urges All Shareholders to Vote the GOLD Proxy Card Today to Elect Nominees Richard K. Coleman, Jr. and Jeffrey E. Eberwein at Upcoming Annual Meeting

Support Change at Hudson Global!

New York, NY – April 29, 2014 – Lone Star Value Management, LLC (together with its affiliates and other participants in its solicitation, “Lone Star Value”), a significant shareholder of Hudson Global, Inc. (NASDAQ: HSON) (“Hudson Global” or the “Company”) with aggregate ownership of approximately 7.4% of the outstanding common stock, today issued an open letter to Hudson Global shareholders.  Lone Star Value is urging stockholders to elect its two highly qualified nominees, Richard K. Coleman, Jr. and Jeffrey E. Eberwein, to the Company’s board of directors at the upcoming 2014 Annual Meeting.  The full text of the letter is included below:

April 29, 2014

Dear fellow Hudson Global stockholders:

Vote the Enclosed GOLD Proxy Card Today to Elect Lone Star Value’s Two Highly Qualified Independent Directors Whose Interests Are Directly Aligned With ALL Hudson Global Shareholders

It Is Time to Bring Fresh Perspective, Relevant Experience, a Sense of Urgency, and a Shareholder Mindset to the Hudson Global Board

Lone Star Value Management, LLC (together with its affiliates and other participants in its solicitation, “Lone Star Value”), is a significant shareholder of Hudson Global, Inc. (“Hudson Global” or the “Company”).  Lone Star Value is dedicated to maximizing shareholder value and enhancing corporate governance at Hudson Global by improving the Company’s board of directors (the “Board”).  We have nominated two highly-qualified director candidates, Richard K. Coleman, Jr. and Jeffrey E. Eberwein, for election to the Board at the Company’s 2014 Annual Meeting of shareholders scheduled to be held on May 29, 2014 (the “Annual Meeting”).  We are seeking to change Hudson Global’s Board because of the Company’s prolonged underperformance, lack of a sense of urgency, need for accountability, and its inability to create value for shareholders.  With an average tenure of 9 years and de minimus ownership by Board members, we question whether the Board’s interests are adequately aligned with shareholders.  In contrast, the members of Lone Star Value collective own 2,454,800 shares or approximately 7.4% of Hudson Global’s outstanding common stock.

Under the stewardship of the current Board, Hudson Global has seen:

•           significant and prolonged stock price decline;
•           erosion of the Company’s business and client base;
•           deterioration of operational results and financial condition;
•           poor corporate governance; and
•           misalignment of Board and management interests with shareholders.

Hudson Global has been plagued by these serious issues for more than 10 years and in that time this very same Board (which has barely changed over this time) has failed to address the problems and appears to continue to have no answers to the persistent value destruction.  Ten years of turnaround plans have brought no turnaround.  Hudson Global’s stockholders are told once again that the Board needs more time to improve results, but no clear plan has been articulated, no targets have been set, nor any timetable disclosed for how long stockholders must wait for the promised improvement.  In our view, the Board and management have had ample time to address these concerns, yet have failed to do so.  For example, Jennifer Laing and Robert Dubner, the incumbents up for election this year, have 10 and 8 years of service on the Board, respectively, and during this time the Company’s share price has declined by 70% and 80%, respectively, and Hudson Global has reported pre-tax cumulative losses of $181 million and $120 million, respectively. It is clear to us that the stockholders, employees, and all those interested in the future of Hudson Global have waited long enough.  We believe Hudson Global’s current Board is either incapable or unwilling to execute on a successful turnaround plan.

It is time for fresh perspective at Hudson Global.  Lone Star Value believes we can put the significant and relevant experience of our nominees to work for the benefit of all the Company’s shareholders, employees, and clients.  Our nominees have successfully orchestrated turnarounds at other public companies and can do so at Hudson Global.  Their impressive track records give us every confidence that the Board and management of Hudson Global can greatly benefit from their expertise.  Examples include Digirad Corporation (NASDAQ: DRAD) (“Digirad”), Crossroads Systems, Inc. (NASDAQ: CRDS) (“Crossroads”), and NTS, Inc. (NYSE: NTS) (“NTS”).  Mr. Eberwein was named Chairman of the Board of Digirad on February 7, 2013 and a turnaround plan was announced later that month.  Digirad’s stock price has appreciated approximately 75% since that time.  Messrs. Eberwein and Coleman joined the Board of Crossroads in May 2013 and Mr. Coleman became interim CEO at that time.  After five months of intense study, Crossroads announced a restructuring plan on October 24, 2013.  Since that time, Crossroads stock has appreciated almost 100%.  At NTS, Messrs. Coleman and Eberwein joined the Board in December 2012.  In October 2013, after only 10 months, NTS announced its sale to a private equity firm for a per share price representing a 120% return.  Crossroads, Digirad, and NTS are not only success stories demonstrating our nominees’ impressive track records, but also a testament to the positive results that can be achieved by adding fresh perspective in the boardroom and conducting a thoughtful strategic review under the oversight of qualified and committed directors like Messrs. Eberwein and Coleman.

In contrast, let us take a look at the current Board’s track record.

The Company’s stock price has significantly underperformed both the broader U.S. equity indices and its direct peer group over any time period

Over the last one-, three- and ten-year periods, the Company’s stock price has underperformed its peers by approximately -22%, -58% and -128%, respectively.  This negative performance has occurred despite significant increases in the broader equity markets as well as Hudson Global’s self-defined peer group.

Total Return as of April 28, 2014 – includes dividends reinvested.  The Company’s 2013 Proxy defines “peer group” as: CDI, CBR, HAS LN, HSII, KELYA, KFRC, KFY, MPI LN, RECN, RHI.  Source: Bloomberg.

Further, Hudson Global compares very poorly to its peers over a ten-year period not including reinvested dividends (which if included would show an even less favorable comparison for the Company):

Source: Bloomberg; Russell 2000, S&P 500, Peer Group are not adjusted for total returns; Hudson Global 2013 Proxy peers used. Prices are as of 4/28/2014.

The Company’s operating performance has been abysmal – Hudson Global has sustained massive cumulative operating losses, declining revenues, and steadily lost market share

Since its 2003 spinoff from TMP Worldwide, the Company has sustained cumulative earnings before tax losses of $460.4 million, cumulative Earnings per Share (EPS) losses of $25.00 per share, and a revenue drop of almost 40%.

Over the three-year tenure of the “new” CEO, Manuel Marquez, who was appointed in 2011, Hudson Global has seen its revenue fall by almost 30%.  Over the same period, operating losses totaled $16 million with EPS losses of $0.80, and Hudson Global’s client base has fallen by half.

Mounting Client Losses:

•	Hudson Global has seen a precipitous decline in its number of client accounts.

Source: Hudson Global financial statements

Operational Deterioration:

•	Loss of client base has led to steadily deteriorating revenues.
•	Declining revenues without sufficient cost reductions have led to negative operating results.

Source: Hudson Global financial statements

Revenue Stagnation:

•
Erosion of Hudson Global’s client base has led to revenue stagnation and a decline of almost 40% of its revenue base since 2003 and a loss of almost 30% since 2011 when the new CEO was appointed to turn around performance.

Source: Hudson Global financial statements

Persistent Lack of Profitability:

•	Hudson Global has experienced a persistent lack of profitability due to a cost structure not aligned with its eroding client base and loss of revenues.

Source: Hudson Global financial statements

Poor Total Shareholder Return:

There is no question that during the incumbents’ tenure, Hudson Global’s share price has massively underperformed.  Since 2003, Hudson Global’s share price has declined by more than 70% while the Russell 2000 and S&P 500 Total Return Indices have returned 129.6% and 107.9%, respectively.

1. Total Return period from 12/31/2003 to 4/28/2014 – includes dividends reinvested. Source: Bloomberg.

So with these dismal results, what has the current Board done to address the issues and what is its plan going forward?

The Incumbent Board Wants More Time to Execute on a Strategy – They Have Had Enough Time and Continue to Lack an Articulated Strategy

In Hudson Global’s recent open letter to shareholders, management and the Board try to convince shareholders that they have a working strategy that is bound to deliver results at some unspecified time in the future. Here is the reality:

The current directors, with the exception of Mr. Marquez who joined in 2011, have served on the Board between 8 and 10 years each.  The Board has approved reorganization plans in 2006, 2008, 2009, and 2012 and has spent $55.9 million on reorganization plans1. To date, no plan specifics have been disclosed, no profitability targets have been set, and no timetable for achieving tangible results has been provided to shareholders or the market.  All we know is that, as detailed above, Hudson Global’s results have continued to deteriorate. We hear that the Company has spent a lot to hire new managers, but performance in 2013 continued to be disappointing -- revenues declined and margins were negative -- all while the industry improved markedly, even in Europe.  The Board appointed Mr. Marquez as CEO in 2011 to lead a turnaround.  However, this was more than three years ago and as demonstrated above, the “new” CEO’s three-year tenure marks some deep losses and no evidence of a positive change in sight.  A period of “wait and see” after a key change in senior executive team is always appropriate, but after three years, any effective turnaround plan should start to show results.  Consider the following: Mr. Coleman joined Crossroads as interim CEO in May 2013 and was charged with orchestrating a turnaround of the business.  By October 2013, Mr. Coleman had implemented a restructuring plan and today Crossroads is on a reasonable path to profitability.

We ask, how much more time does this current Board and senior management of Hudson Global need?  And what do they plan to do with this additional time?

THE INCUMBENT BOARD IS STALE AND WE BELIEVE THEIR INTERESTS ARE NOT ALIGNED WITH STOCKHOLDERS

In our view, much of the ineffectiveness of the current Hudson Board is rooted in its resistance to inviting fresh ideas in the boardroom, lack of vested interest in the Company’s results, and focus on isolating itself from shareholder-initiated change rather than welcoming it.  We note that:

•
Average Tenure of Board is 9 Years.  Only one director – the current CEO-- has been added to the Board in the past 8 years. No independent directors have joined the Board since 2006.  The two incumbents up for re-election this year - Jennifer Laing and Robert Dubner - have tenures of 10 and 8 years, respectively.  Both of these directors have presided over massive destruction of shareholder value with Hudson Global’s share price declining by 70% and 80% during their tenures, respectively, and pre-tax cumulative losses totaling $181 million and $120 million, respectively.  In addition, under Ms. Laing’s leadership the Compensation Committee she chairs has, in our view, hurt shareholders’ interests by approving poorly-structured and excessive compensation for the Company’s CEO that fails to create the appropriate performance incentives.

•
The Board Has No Meaningful Investment Risk At Stake.  The five non-employee members of the Board collectively own a mere 376,753 shares of stock, or only 1.16% of all outstanding shares.  In contrast, Lone Star Value members own an aggregate of 2,454,800 shares of Hudson Global representing approximately 7.4% of the Company’s total outstanding stock.  Furthermore, the current Board members have cumulatively purchased 112,500 shares (or 0.35% of shares outstanding) over the duration of their Board terms.  It seems apparent to us that with so little skin in the game and not enough confidence in the Company to engage in meaningful share acquisitions in the open market, these incumbents do not have the same commitment to shareholder value as our nominees.

____________________
1 Source: Company public filings with the SEC.

POOR CORPORATE GOVERNANCE

The Company validated our legitimate concerns with its poor corporate governance by proposing the eventual declassification of its Board structure.  We had previously advocated for declassification because we believe that staggered board structures stifle shareholder input and entrench underperforming boards.  However, serious concerns remain.  For one, it is unclear to us why, if the Board’s action is genuine, it would not seek immediate declassification – starting with this year’s Annual Meeting.  Also, ask yourselves, would the Board have ever proactively taken the steps to declassify if it were not faced with a pending proxy contest from a shareholder whose campaign has exposed Hudson Global’s numerous corporate governance flaws?  We fear that the Company’s proposal to declassify the Board starting next year is a disingenuous, reactive commitment to improve corporate governance only instigated by Lone Star Value’s recent concerns.  We believe that the long and consistent history of Hudson’s Board is that it places its own interests ahead of the shareholders’ interests.  The current Board has erected many shareholder-unfriendly defenses that have insulated its long-serving members from shareholder input.  Consider this:

•
Staggered Board:  Hudson Global’s Board has been staggered during its entire history as a public company.  This Board has had ample opportunity to de-stagger the Board and is only doing so now after we became public.  If Hudson Global’s Board truly cared about shareholder rights and shareholder input, why not de-stagger right away vs. gradually over the next 3 years?

•
Excessive Board Compensation:  We believe Hudson Global’s Board has been overcompensated given its performance.  If elected, Mr. Eberwein and Mr. Coleman will propose that Hudson Global’s Board receive NO compensation until the Company is returned to profitability.

•
Poor Executive Compensation Practices:  The Compensation Committee of the Board, chaired by Ms. Laing, has granted generous guaranteed compensation to the Company’s CEO, without any performance targets and no apparent correlation between performance and compensation.  We believe that the Company’s poor executive compensation practices have contributed to a management and Board culture that seem indifferent to poor operational results.  This indifference is evident in the Company missing its Board-adjusted executive compensation target profitability metrics 80% of the time (source: Hudson Global 2004 to 2014 proxy statements) and belies the fact that Institutional Shareholder Services, a leading proxy advisory firm (“ISS”) expressed serious concerns with respect to the CEO’s guaranteed pay package in 2011.

•	Shareholders are not allowed to call special meetings.

•	Shareholders are not allowed to take action by written consent.

•	Shareholders need a prohibitively high supermajority (70%) vote to amend certain provisions in the Company’s organizational documents.

•
Poison Pill: The Company maintains a shareholder rights plan, or poison pill, which caps shareholders’ ownership to 15%, and which, in our view, has the effect of deterring shareholder engagement and entrenching the Board.

•
CEO/Chairman roles combined: Such dual Chairman and CEO role impedes the Board’s ability to provide effective oversight of management and hold the senior executive team accountable for its performance.

OUR NOMINEES, IF ELECTED, PLAN TO TAKE IMMEDIATE ACTION TO HELP TURN AROUND HUDSON GLOBAL AND MAXIMIZE SHARHEOLDER VALUE

Lone Star Value’s nominees have the right mix of restructuring and financial experience and proven track records to help orchestrate a successful turnaround of Hudson Global. As detailed above, Messrs. Eberwein and Coleman have efficiently and effectively restored to profitability other public companies in similar situations to Hudson Global and are in a unique position to add new ideas and significant value in the boardroom.

In its recent open letter to stockholders, the Company has attempted to divert your attention away from our nominees’ impressive track records with spurious concerns that they have too many board commitments and will not be focused on Hudson Global.  This is simply not true.  Mr. Eberwein has recently resigned from 3 boards and Mr. Coleman has resigned from 2 boards so they both could focus more on Hudson Global.  Our nominees stand ready and committed to devote full attention to enhancing value at Hudson Global.  The Company’s letter contains several important inaccuracies.  The letter falsely alleges that Mr. Eberwein serves on 6 boards while in fact he is a member of only 3 boards and neither nominee is at the maximum level of public boards that ISS recommends.  Furthermore, neither of Messrs. Eberwein or Coleman have a potential board commitment in connection with a proxy contest at Rentech, Inc., which proxy contest has been settled and Mr. Coleman was never a nominee in connection with such contest.  In short, despite numerous inaccuracies in the Company’s account and the irony of their comments on our attention to detail, the fact remains that both nominees can and will focus on restoring Hudson Global to profitability if elected to its Board.  In fact, Hudson Global represents the single largest position in Lone Star Value’s portfolio and we trust our fellow shareholders appreciate that, as a result, we are fully committed to shareholder value and our interests are closely aligned with those of ALL the Company’s shareholders.

We have already received overwhelming support for our efforts to improve the Board of Hudson Global not only from our fellow shareholders and but also from many of the Company’s employees.  To those employees: we appreciate your encouragement and value your contribution to the Company.  We understand the critical role of the Company’s professionals especially in its line of business.  We are interested in your ideas and, if elected, our nominees intend to devote substantial time to constructively engage with you on ways to improve the Company.

Our highly-qualified nominees are:

Richard K. Coleman, Jr.  -- President and Chief Executive Officer of Crossroads Systems, Inc., a global provider of data archive solutions, where he also serves as a director. He is also the founder and President of Rocky Mountain Venture Services, a firm that helps companies plan and launch new business ventures and restructuring initiatives. Prior to that, Mr. Coleman served in a variety of senior operational roles including CEO of Vroom Technologies Inc., Chief Operating Officer of MetroNet Communications, and President of US West Long Distance.  He also previously held significant officer level positions with Frontier Communications, Centex Telemanagement and Sprint Communications. Mr. Coleman currently serves as a director of NTS, Inc., a broadband services and telecommunications company, and Ciber Inc., a leading global information technology company. Mr. Coleman formerly served as a director of Aetrium Incorporated, a recognized world leader in the global semiconductor industry, and On Track Innovations Ltd., one of the pioneers of cashless payment technology. Mr. Coleman’s depth of experience serving in senior executive positions and on various public company boards coupled with his extensive expertise in business development and operations well qualifies him for service as a director of the Company.

Jeffrey E. Eberwein -- Founder and CEO of Lone Star Value Management, an investment firm.  Prior to that, Mr. Eberwein was a private investor and served as a portfolio manager at Soros Fund Management and Viking Global Investors.  Mr. Eberwein is currently Chairman of the boards of Aetrium Incorporated, Digirad Corporation, a medical imaging company, and Crossroads Systems, Inc.  He is also a director of NTS, Inc.  Mr. Eberwein previously served as a director of Goldfield Corporation and On Track Innovations Ltd.  Mr. Eberwein’s over twenty years of Wall Street experience and valuable public company and financial expertise, gained from both his employment history and directorships, will make him a valuable addition to the Board.

By voting the GOLD proxy card you will be supporting new, independent directors who have significant turnaround experience and are dedicated to evaluating all opportunities to enhance shareholder value.  They can, and will, appropriately represent shareholders’ best interests in the boardroom.

VOTE FOR CHANGE AND IMPROVEMENT AT HUDSON GLOBAL

PLEASE SIGN, DATE AND MAIL THE ENCLOSED GOLD PROXY CARD TODAY

If you have any questions, or require assistance with your vote, please contact our proxy solicitor, InvestorCom, Inc., at (877) 972-0090. All of our proxy materials are available at:  www.icommaterials.com/HSON

Sincerely,

/s/ Jeffrey E. Eberwein

Jeffrey E. Eberwein
Lone Star Value Management, LLC

About Lone Star Value Management:

Lone Star Value Management, LLC (“Lone Star Value”) is an investment firm that invests in undervalued securities and engages with its portfolio companies in a constructive way to help maximize value for all shareholders.  Lone Star Value was founded by Jeff Eberwein who was formerly a Portfolio Manager at Soros Fund Management and Viking Global Investors.  Lone Star Value is based in Old Greenwich, CT.

Investor Contact:
John Glenn Grau
InvestorCom, Inc.
(203) 972-9300 ext. 11

If you have any questions, require assistance with submitting your GOLD proxy card or need additional copies of the proxy materials, please contact our proxy solicitor, InvestorCom, Inc., at (877) 972-0090.